Exhibit 10.20

CONFIDENTIAL TREATMENT REQUESTED

ROYALTY BASED CONSULTING AGREEMENT

THIS ROYALTY BASED CONSULTING AGREEMENT (hereinafter the “Agreement”), is made effective as of October 12, 1999, by and between BRONCUS TECHNOLOGIES, INC., a California corporation (“Broncus”), and JOEL COOPER, M.D., a resident of the state of Missouri (“Dr. Cooper”), and SURGICAL RESEARCH, INC., a Missouri corporation (“SRI”).

WITNESSETH:

WHEREAS, Broncus and Dr. Cooper have had prior discussions pertaining to the development and evaluation of products and/or procedures for the treatment of lung diseases as further defined and limited herein; and

WHEREAS, Dr. Cooper has formed SRI to handle all current and future development of information, knowledge and products that may be used in the biomedical industry; and

WHEREAS, Broncus is aware that SRI is working with another company on research and development, evaluation and use of an external vent tube assembly for creating a conduit from the lung to open air outside the lung through the chest wall; and

WHEREAS*, Broncus and SRI desire to formalize a relationship to develop and use products and procedures for the treatment of lung diseases as further defined herein.

NOW, THEREFORE, in consideration of the foregoing, the mutual agreements and promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Retention of Consultant and Term. Broncus hereby retains SRI to provide consulting services pursuant to the terms of this Agreement. The term of this Agreement shall begin on the above stated effective date (the “Effective Date”) and shall remain in effect until terminated as provided herein.

2. Duties of the Parties.

A. Consulting Services. SRI agrees that Dr. Cooper will use his best efforts to help Broncus develop and test an apparatus which will facilitate the departure of gasses from a diseased portion of an emphysematous lung through the walls of airways in the lung and/or leading to the lung (the “Apparatus”). Additionally, if the apparatus is to be implanted in a human body, Dr. Cooper will use his best efforts to help Broncus develop and test a device for implanting the Apparatus in a human body (“the Implanting Device”), as well as procedures for using the Apparatus and, if applicable, the Implanting Device (the “Procedures”). After the Implanting Device (if applicable), the Apparatus (collectively, the “Products”), and the Procedures are developed, Dr. Cooper will continue to use his best efforts to improve the Products and Procedures and to provide technical support and guidance for using the Products

*	In recognition of Dr. Cooper’s concept for a method and/or apparatus to facilitate the departure of gasses from emphysematous lungs, through the walls of airways in the lung and or leading to the lung,

**** Confidential portions of this exhibit have been omitted and confidential treatment has been requested for these omitted portions pursuant to an application for confidential treatment sent to the Securities and Exchange Commission.

and Procedures. Broncus acknowledges and agrees that SRI and Dr. Cooper will not help Broncus develop devices and procedures for creating a conduit from the lung to open air outside the body through the chest wall (the “Chest Wall Devices and Procedures”).

B. Right of First Refusal. During the term of this Agreement, Broncus shall have a right of first refusal to license or purchase any of SRI’s or Dr. Cooper’s inventions relating to diseases of the lung and/or airways in or leading to the lung (“Lung Inventions”), except for the Products and Procedures (which are assigned to Broncus under this Agreement) and for the Chest Wall Devices and Procedures. SRI and Dr. Cooper shall disclose to Broncus in writing, subject to the confidentiality provisions of Section 6 of this Agreement, all Lung Inventions that SRI and/or Dr. Cooper plan on commercializing either alone or in collaboration with another party. If SRI and/or Dr. Cooper intend to offer or have offered another party the opportunity to commercialize the disclosed invention, SRI and/or Dr. Cooper shall also disclose in writing all terms on which SRI and/or Dr. Cooper intend to offer or have offered another party such opportunity (or all terms that have been offered by a third party). SRI and/or Dr. Cooper shall also provide Broncus with additional information about the Lung Inventions that Broncus reasonably requests. Broncus shall have sixty (60) days after receipt of such information to inform SRI and/or Dr. Cooper in writing as to whether it desires to acquire the rights to such Lung Inventions on the terms set forth. If Broncus elects to acquire the rights then the parties shall work in good faith to enter into definitive agreements. If Broncus does not elect to acquire the right to the Lung Inventions then SRI and/or Dr. Cooper may enter into an agreement with a third party for such Lung Inventions on terms no more favorable to such third party than those offered to Broncus. If no such agreement is entered into within two hundred seventy (270) days then the Lung Invention shall again be subject to this paragraph.

C. Ownership and Intellectual Property Assignments. The Products and Procedures, and any improvements and modifications thereto, will be the sole and exclusive property of Broncus. SRI and Dr. Cooper hereby assign and transfer and agree to assign and transfer to Broncus all right, title, and interest, including but not limited to all patent rights, trade secrets, copyrights, trademarks, and any other intellectual property rights they have or will have in the Products and Procedures (whether developed prior to or after the date hereof, including, without limitation, that certain provisional patent entitled Methods and Devices for Creating Colluteral Channels in the Lungs filed August 5, 1999), in any improvements or modifications thereto, and related technology developed in accordance with SRI’s consulting obligations under this Agreement. SRI and Dr. Cooper will provide reasonable assistance and cooperation to Broncus to acquire, transfer, maintain, perfect, and enforce the intellectual property rights in the Products and Procedures and any improvements or modifications thereto, including assisting in the preparation and prosecution of patent applications on the Products and Procedures.

D. Academic Freedom. Subject to the provisions of Section 6 of this Agreement and Broncus’ consent, which consent shall not be unreasonably withheld, SRI and Dr. Cooper shall have the right to present and publish results of Dr. Cooper’s research relating to the Products and Procedures. SRI and Dr. Cooper acknowledge and agree that it is reasonable for Broncus to withhold such consent in order to protect Broncus’ U.S. and foreign patent rights in the Products and Procedures and any improvements and modifications thereto.

**** Confidential portions of this exhibit have been omitted and confidential treatment has been requested for these omitted portions pursuant to an application for confidential treatment sent to the Securities and Exchange Commission.

E. Broncus Performance. Broncus will use diligent commercial efforts to commercialize the Products. In the event Broncus decides not to commercialize the Products, SRI may purchase all right, title, and interest in any patents on the Products and Procedures naming Dr. Cooper as an inventor for an amount equal to Broncus’ cost associated with obtaining the patents. Notwithstanding the foregoing, if any such patent contains claims for one or more inventions for which Dr. Cooper was not a significant inventor, then Broncus may elect to retain the patent and exclusively license, royalty-free to SRI those claims on inventions for which Dr. Cooper was a significant inventor. SRI shall have no other remedy in the event of Broncus’ failure to commercialize the Products. In the event SRI purchases the patents or is provided with an exclusive license, SRI, at Broncus’ option, shall grant Broncus a non-exclusive, world-wide license under the patents or license in any field of use. Such license shall bear a royalty of **** percent (****%) of the net sales (as defined in Section 3 below) of any Product or Procedure covered by the licensed claims, for the duration of the term of such patent. Commercializing the Products includes, but is not limited to, selling the Products directly or indirectly to customers, licensing the right to make, use and/or sell the Products, and selling all right, title, and interest in the Products to a third party.

3. Royalty.

A.	Royalty for Consulting Services and Intellectual Property Assignment(s):

1. In consideration for the consulting services and intellectual property assignments, Broncus shall pay to SRI a royalty in the amount of: (i) **** percent (****%) of the net sales of the Products and Procedures received by Broncus and any company controlling, controlled by or under common control with Broncus (an “Affiliate”) from sales of such Products and Procedures by Broncus and its Affiliates; and, (ii) if rights to manufacture and sell the Products and Procedures are licensed by Broncus or its Affiliates to a third party, then Broncus shall pay to SRI the lesser of **** percent (****%) of the net sales of the Products and Procedures received by such third-party licensees, or **** percent (****%) of the net licensing revenues received by Broncus and its Affiliates prior to April 1, 2001, and **** percent (****%) of the net licensing revenues received by Broncus and its Affiliates on or after April 1, 2001 from such licensees (collectively for both “net sales” and “net licensing revenue”, “Royalty”); unless the Royalty is reduced as provided in Paragraph D below. Additionally, the parties agree that SRI shall only be entitled to Royalties on Products and Procedures that Dr. Cooper helps develop, invent and/or design.

2. “Net sales” shall mean the total sales price received by Broncus and its Affiliates, or its licensees, as appropriate, for all sales to third-parties, less taxes, tariffs, duties, commissions, freight and destination charges, discounts, rebates, and the amount of credits actually given for Products sold and returned or determined to be defective, including delivery charges actually incurred in connection with replacement and return of defective Products. “Net licensing revenues” shall mean the total licensing revenue received by Broncus and its Affiliates, less commissions. Broncus shall inform SRI of the date of the first commercial sale of each Product and Procedure subject to this Agreement.

3. Royalty payments shall be made on a quarterly basis to SRI. SRI acknowledges that Broncus currently does not expect to receive revenue from the Procedures.

**** Confidential portions of this exhibit have been omitted and confidential treatment has been requested for these omitted portions pursuant to an application for confidential treatment sent to the Securities and Exchange Commission.

4. If any of the Products or Procedures (or rights therein) are licensed or sold as a bundle with other products and/or procedures (or rights therein) not developed under this Agreement, Broncus shall pay SRI a royalty on only those portions of the net sales or net licensing revenue of the bundle that correspond to the relative fair market value of the Products and Procedures compared to any other products or procedures sold as part of the bundle.

B. Duration of Royalty Payments. Broncus will pay SRI Royalties for each Product and/or Procedure for the longer of (i) the term of any Broncus patent on such Product and/or Procedure that names Dr. Cooper as an inventor; or (ii) ten years from the date of first sale of such Product and/or Procedure developed under this Agreement.

C. Company Books and Records. Broncus shall keep and maintain and cause its Affiliates to keep and maintain records of sales of the Products that are subject to Royalty payments hereunder. Such records shall be open to inspection at reasonable times, upon reasonable advance notice by a certified public accountant chosen by SRI for the sole purpose of determining whether the books and records accurately reflect the Royalty owed to SRI. Prior to such inspection, the selected certified public accountant shall enter into a written agreement preserving the confidentiality of all information subject to the inspection, including the names and addresses of Broncus’ customers, market data, and pricing strategies. Such inspection shall be made at SRI’s sole expense and on no more than one occasion each year during the term of this Agreement; provided, however that Broncus will bear the cost of the audit if the audit reveals any underpayment of Royalties to SRI which, in the aggregate, is more than five percent (5.0%) of the amount which was actually due for the period being audited. The records required by this paragraph shall be maintained and available for inspection for three years following their creation.

D. Royalty Reduction:

(i) Early Termination: If either party terminates this Agreement, pursuant to Section 5.A, prior to two years after the first sale of the Products, SRI’s Royalty on future net sales and/or licensing revenues by Broncus will be reduced to 50% of what it would otherwise be entitled to under this Agreement.

(ii) No Patent Issues: Broncus will use reasonable efforts to obtain a patent(s) encompassing the Products and Procedures. In the event that Broncus is unable, using reasonable efforts, to obtain a patent on the Products and Procedures and another party enters the market with a product or procedure substantially equivalent to the Products or Procedures, respectively, SRI’s Royalty on future net sales and/or net licensing revenues shall be reduced to 50% of what it would otherwise be entitled to.

(iii) Reductions Cumulative: The royalty reductions set forth in this Section 3.D are cumulative; thus, in the event that both subparagraphs (i) and (ii) of this Section 3.D are invoked, SRI’s royalty would be twenty-five percent (25%) of what it otherwise would be.

E. Expenses. In the event that Broncus requires Dr. Cooper to travel outside the St. Louis, Missouri metropolitan area in order to fulfill any of his or SRI’s obligations under this

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Agreement, Broncus shall reimburse SRI for Dr. Cooper’s reasonable transportation, lodging, meals and other similar expenses incurred incident to providing consulting services under this Agreement. All such expenses will be documented and supported by receipts.

4. Representations and Warranties. The parties make the following representations and warranties:

A. Broncus. Broncus is a California corporation duly organized and in good standing in such state and is authorized to do business in all jurisdictions where it routinely conducts business. Broncus has taken all necessary corporate action to enter into this Agreement, is authorized to do so, and shall be bound by this Agreement according to its terms.

B. SRI. SRI is a Missouri corporation duly organized and in good standing in such state and is authorized to do business in all jurisdictions where it routinely conducts business. SRI has taken all necessary corporate action to enter into this Agreement, is authorized to do so, and shall be bound by this Agreement according to its terms.

C. SRI and Dr. Cooper. SRI and Dr. Cooper represent that no third party has or will have any right, title, or interest in the Products and Procedures or other intellectual property being assigned to Broncus hereunder. Attached hereto, and incorporated herein by this reference, is a letter from the Washington University Office of Technology Management confirming that Washington University in St. Louis claims no interest in the Products or Procedures or this Agreement.

D. Limitation. THE ONLY WARRANTIES OF EACH PARTY ARE THOSE SET FORTH HEREIN AND EACH PARTY EXPLICITLY DISCLAIMS ALL OTHER WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE SERVICES OF SUCH PARTY.

5. Termination. This Agreement shall automatically terminate upon the expiration of Broncus’ obligation to make any present or future Royalty payments to SRI pursuant to Section 3 hereof.

A. Early Termination. SRI may terminate the consulting relationship for any reason on thirty (30) days advance written notice to Broncus. If Broncus, in good faith, reasonably believes that SRI or Dr. Cooper is not using its best efforts to perform the consulting services described in Section 2, Broncus may terminate this Agreement upon thirty (30) days written notice. In the event of any termination under this Paragraph, Broncus will continue to pay the Royalties to which SRI is entitled in accordance with Section 3 above. The parties acknowledge and agree that the services to be provided hereunder by SRI are intended to be provided by Dr. Cooper, and the failure of Dr. Cooper to provide such services for any reason, including death and disability, shall be an acceptable reason for Broncus to terminate this Agreement.

**** Confidential portions of this exhibit have been omitted and confidential treatment has been requested for these omitted portions pursuant to an application for confidential treatment sent to the Securities and Exchange Commission.

B. Bankruptcy. This Agreement shall terminate upon the filing of any voluntary petition for protection under any provision of law for debtor relief or upon the filing of any involuntary petition in bankruptcy which has not been withdrawn after ninety (90) days.

C. Survival. The provisions of Section 2.0 shall forever survive any termination of this Agreement. The provisions of Section 6 shall survive any termination of this Agreement for a period of three (3) years after termination.

6. Confidentiality.

A. Confidential Information of Broncus. All business, technical and other information about the technology, processes, products, services, sales, and marketing of Broncus and any of its subsidiaries, including, without limitation, information relating to research, development, manufacturing, purchasing, accounting, engineering, customers, suppliers, sales, marketing, and technology assigned to Broncus or developed under this Agreement (“Confidential Information”), disclosed to SRI or Dr. Cooper, or to which SRI or Dr. Cooper obtains access, or. which arises from services rendered by SRI pursuant to this Agreement or otherwise shall be treated by SRI and Dr. Cooper as confidential and proprietary information of Broncus, and such information shall not be disclosed to any third parties without prior written consent of Broncus or used for any purpose other than as contemplated by this Agreement.

B. Confidential Information of SRI and Dr. Cooper. All business, technical and other information about the technology, processes, products, services, sales, and marketing of SRI, Dr. Cooper, and any other SRI agents or licensees, including information relating to research, development, manufacturing, purchasing, accounting, engineering, customers, suppliers, sales, and marketing, but not including information relating to technology assigned to Broncus or developed hereunder (“Confidential Information”) disclosed to Broncus, or to which Broncus obtains access, shall be treated by Broncus as confidential and proprietary information of SRI and Dr. Cooper, and such information shall not be disclosed to any third parties without prior written consent of SRI or Dr. Cooper (as the circumstances may require) or used for any purpose other than as contemplated by this Agreement.

C. This Agreement. The provisions of this Agreement are confidential and will not be disclosed by any party without the prior written consent of an authorized representative of the other parties. Notwithstanding the foregoing, either party may disclose the terms of this Agreement to potential investors or as required by law, including SEC regulations.

D. Exceptions. A party (the “Receiving Party”) shall have no liability with regard to Confidential Information belonging to the other party (the “Disclosing Party”) or any portions thereof, as the case may be, which (i) is or has become at any time in the future generally available to the public other than as a result of the disclosure by the Receiving Party or any recipient of such Confidential Information from the Receiving Party or (ii) is, at the time of disclosure, as evidenced in writing, known to the Receiving Party (provided that nothing herein limits SRI’s or Dr. Cooper’s obligation to maintain the confidentiality of information and technology assigned to Broncus hereunder), or (iii) is subsequently disclosed without restriction to the Receiving Party by the Disclosing Party or, if a restriction is imposed, following the expiration of such restriction or (iv) is subsequently disclosed to the Receiving Party on a non-

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confidential basis from a third party not in violation of a confidentiality restriction imposed on such third party or (v) is subject to disclosure pursuant to a requirement of law, an administrative or regulatory mandate or in compliance with an order or judgment issued by a court of competent jurisdiction.

7. Covenant not to Compete. During the Term of this Agreement, neither SRI nor Dr. Cooper will perform any consulting or other services relating to products or procedures which will facilitate the departure of gasses from a diseased portion of an emphysematous lung through the walls of airways in the lung and/or leading to the lung other than for Broncus, provided however that SRI and Dr. Cooper may continue to take all necessary action in order to fulfill SRI’s existing contractual obligations to develop Chest Wall Devices and Procedures.

8. Indemnification/Limitation of Liability.

A. By Broncus. Broncus agrees to indemnify Dr. Cooper and SRI and hold Dr. Cooper and SRI harmless against any and all liabilities, demands, damages, expenses or losses arising from (i) the manufacture, development, use or sale of the Products or Procedures by Broncus, and any of its subsidiaries or a licensee of Broncus; (ii) a third party’s use of the Products or Procedures purchased from Broncus, any subsidiary or licensee of Broncus; (iii) any third party’s manufacture and use of the Products or Procedures at the request of Broncus; and (iv) any breach of any warranty or representation made herein by Broncus, except for matters covered by Section 8(B).

B. By SRI. SRI agrees to indemnify Broncus and hold Broncus harmless against any and all liabilities, demands, damages, expenses or losses arising from (i) SRI’s activities in developing the Products or Procedures; and (ii) breach of any warranty or representation made herein by SRI or Dr. Cooper. SRI agrees to also indemnify Broncus and hold Broncus harmless from and against all claims, damages, losses and expenses, including reasonable fees and expenses of attorneys and other professionals, relating to any obligation imposed by law on Broncus to pay any withholding taxes, social security, unemployment or disability insurance, or similar items in connection with compensation received by SRI pursuant to this Agreement.

C. Limitation of Liability. NOT WITHSTANDING THE FOREGOING, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY FORM OF SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES OF ANY KIND (WHETHER OR NOT FORESEEABLE), EVEN IF INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

9. Miscellaneous Provisions.

A. Fees. Each party shall be responsible to pay the cost, disbursements and attorneys fees incurred by it in connection with the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby.

B. No Waiver; Remedies Cumulative. No failure on the part of any party hereunder to exercise and no delay in exercising the rights hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any rights hereunder preclude any other or further exercise thereof or the exercise of any other right. Remedies herein provided are cumulative and not exclusive of any other remedy provided by law or in equity.

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C. Independent Contractors. SRI and Broncus are and shall remain independent contractors, and none of the provisions hereof shall be construed to create a partnership or joint venture between the parties. Each party shall be and remain solely responsible for wages, hours, taxes, tax withholdings, and all other conditions of employment of its own personnel during the term of this Agreement. Nothing contained herein shall be construed as implying that employees of either party are employees of the other party for any purpose whatsoever.

D. Captions. The headings in this Agreement are provided for convenience only and do not affect this Agreement’s interpretation.

E. Amendment. No amendment or waiver of any provision of this Agreement or document referred to or contemplated hereby shall be effective unless the same shall be in writing and signed by all the parties, and such waiver shall only be effective in the specific instance and for the specific purpose for which it was given.

F. Assignment. This Agreement is not transferrable or assignable by SRI, Dr. Cooper or Broncus without the expressed written consent of the other, which consent shall not unreasonably be withheld. This prohibition shall not apply to the transfer by Broncus of all or substantially all of its assets or equity to a third party who assumes all of the obligations hereunder. This prohibition shall not apply to the transfer by SRI of all or substantially all of its assets or equity to a third party who assumes all of the obligations hereunder. This Agreement is binding on and inures to the benefit of each of the party’s respective heirs, successors and assigns.

G. Governing Law. This Agreement shall be construed, governed by and enforced in accordance with the laws of the State of Missouri.

H. Construction. Wherever possible, each provision of this Agreement shall be interpreted so that it is valid under applicable law. If any provision of this Agreement is to any extent invalid under applicable law, that provision will still be effective to the extent that it remains valid. The remainder of this Agreement will also continue to be valid, and the entire Agreement will continue to be valid in other jurisdictions.

I. Entire Agreement. This Agreement contains the entire agreement of the parties hereto and supersedes all prior and contemporaneous agreements and understandings oral or written between the parties hereto with respect to the subject matter hereof.

J. Notices. All notices and other communications required or submitted under this Agreement shall be made in writing and shall be hand delivered, sent by registered or certified first class mail postage prepaid, or sent by fees prepaid overnight courier, and shall be effective upon delivery if hand delivered, three (3) days after mailing if mailed, or one (1) business day after delivery to the courier if sent by overnight courier, at the following addresses which may be changed at any time by like notice:

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For Broncus:	Broncus Technologies, Inc.
Attn: Glendon E. French, President
1400 North Shoreline Blvd.
Building A, Suite 8
Mountain View, CA 94043

With a copy to:	Barry J. Kramer, Esq.
Fenwick & West LLP
Two Palo Alto Square
Palo Alto, CA 94306

For Dr. Cooper:	Joel D. Cooper, M.D.
2708 Turnberry Park Lane
St. Louis, MO 63131

For SRI:	Surgical Research, Inc.
Attn: Joel D. Cooper, M.D., President
2708 Turnberry Park Lane
St. Louis, MO 63131

With a copy to:	Bradford L. Stevens, Esq.
Dankenbring Greiman Osterholt & Hoffmann, P.C.
120 S. Central, 5th Floor
St. Louis, MO 63105

K. Force Majeure. Neither SRI, Dr. Cooper nor Broncus shall be responsible for any delay or failure of performance hereunder resulting either from acts or omissions beyond such party’s control, including but not limited to acts of God or of a public enemy, acts of any federal or state government agency in either its sovereign or contractual capacity, fires, floods, epidemics, quarantine restrictions, electrical power failures, unusually severe weather, war, riots, embargoes, strikes, shortages of labor or materials , accident or casualty, unavailability of data transmission instrumentalities, and all other occurrences recognized under the legal principle of Force Majeure. If a party’s failure to perform is caused by the default of a subcontractor, and if such default arises out of causes beyond the control of both the party and the subcontractor, such party shall not be liable unless the supplies or services to be furnished by such subcontractor were obtainable from other sources in sufficient time to permit such party to fulfill its obligations hereunder.

L. Stock Option Grant. The parties agree that as a material inducement for Dr. Cooper to enter into this Agreement, Broncus shall grant to Dr. Cooper an option to purchase fifteen thousand (15,000) shares of the common stock of Broncus at an option price of $0.24 per share, vesting at the rate of two hundred fifty (250) shares per month over sixty (60) months pursuant to Broncus’ 1997 Stock Option Plan and a certain Stock Option Agreement to be executed by Broncus and Dr. Cooper.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BRONCUS TECHNOLOGIES, INC.

By:	/s/ Glendon E. French
Glendon E. French, President

/s/ Joel Cooper
Joel D. Cooper, M.D.

SURGICAL REASEARCH, INC.

By:	/s/ Joel Cooper
Joel D. Cooper, M.D., President

**** Confidential portions of this exhibit have been omitted and confidential treatment has been requested for these omitted portions pursuant to an application for confidential treatment sent to the Securities and Exchange Commission.

September 26, 2001

Re: Amendment to Consulting Agreement

Dear Dr. Cooper and Surgical Research, Inc.:

First and foremost, I want to thank you for your continued efforts on behalf of Broncus.

As we discussed, your efforts have been substantially more extensive than were originally anticipated under the Royalty Based Consulting Agreement dated October 12, 1999 (the “Current Agreement”). To recognize and compensate your extraordinary efforts, we have agreed as follows:

(i) Broncus will pay you a consulting fee of $8,333.33 per month commencing September 1, 2001. Such amount will be payable monthly in arrears.

(ii) You will continue providing assistance to Broncus at approximately your current level of assistance. Without limiting the foregoing, your assistance will include design and organization of clinical trials for the testing and evaluation of endobronchial devices and procedures to facilitate the departures of gases from the diseased portion of emphysematous lungs, explanation of Broncus’ research to investors in the medical community, assisting and providing liaison to other professionals regarding Broncus’ projects, and providing support for Broncus’ research and development programs.

(iii) You shall be responsible for all taxes and other amounts due in connection with your receipt of these payments from Broncus.

(iv) All other provisions of the Current Agreement will remain in full force and effect.

(v) The amounts paid hereunder are non-refundable. However, any future amounts payable by Broncus to SRI under the Current Agreement shall be reduced by the amounts paid under this letter agreement; provided that in no event will Broncus be entitled to reduce the total royalties otherwise payable under the Current Agreement by more than 10% in any given year, on account of this provision.

(vi) Either party may terminate this letter agreement at any time, upon 30 days written notice to the other party. Termination of this letter agreement will not affect either parties obligations under the Current Agreement in any way, or the right of Broncus to offset royalties set forth in (v) above.

(vii) For the avoidance of doubt, it is understood and expected that this letter agreement would be terminated if the demands on Dr. Cooper’s time by Broncus are significantly reduced from its current level. In the event of termination of this letter agreement, Dr. Cooper will remain obligated to provide the level of services contemplated by the Current Agreement.

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Dr. Cooper, we look forward to continuing to build Broncus with your very valuable assistance.

If the foregoing accurately sets forth our agreement, please sign below where indicated.

BRONCUS TECHNOLOGIES, INC.

By:	/s/ Glen French
Glen French, President and CEO

The foregoing is agreed:

By:	/s/ Joel Cooper
Joel D. Cooper, M.D.

SURGICAL RESEARCH

By:	/s/ Joel Cooper
Joel D. Cooper, M.D., President

**** Confidential portions of this exhibit have been omitted and confidential treatment has been requested for these omitted portions pursuant to an application for confidential treatment sent to the Securities and Exchange Commission.

2

NONDISCLOSURE AGREEMENT

THIS AGREEMENT is made by and between Broncus Technologies, Inc., a California company, and Joel Cooper to assure the protection and preservation of the confidential an r proprietary nature of information to be disclosed or made available to each other in connection with discussions to be held between the parties. In these discussions it is necessary and desirable that certain Confidential Information (defined below) be disclosed.

The term “Confidential Information” shall mean confidential knowledge, data or any other proprietary information of Provider that is treated as confidential by Provider. By way of illustration but not limitation, “Confidential Information” includes inventions, designs, data, trade secrets, ideas, processes, formulas, source codes, other works of authorship, know-how, unpublished financial information, business plans, contractual relationships with third parties and operating strategies. Any Confidential Information received in the course of discussions shall be held confidential by both parties, and shall not be used by either party without the prior written consent of the disclosing party.

Notwithstanding the foregoing, “Confidential Information” does not include information which (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available; (b) is known by the receiving party at the time of receiving such information, as evidenced by its records; or (c) is hereafter furnished to the receiving party by a third party, as a matter of right and without restriction on disclosure.

M. This Agreement shall be effective as of this 6th day of July, 1998, and shall continue in full force and effect for two years thereafter.

AGREED TO:		AGREED TO:

BRONCUS TECHNOLOGIES, INC.		JOEL COOPER
[Print name of party]

By:	/s/ Bryan Loomas	By:	/s/ Joel Cooper

Title:	VP, Product Devel.	Title:

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